Exhibit 99.1

letter to shareholders

TO OUR SHAREHOLDERS,

In the last few years, we have established ISTA Pharmaceuticals as a productive developer of new ophthalmic therapies, a powerful competitor and a fast-growing specialty pharmaceutical company. We have obtained five approvals for new drugs from the U.S. Food and Drug Administration (FDA) in just six years. Our eye care products have achieved top market positions, and with BEPREVE™, our first allergy product, we have created a base for an allergy and respiratory franchise. Internally, we have built a deep new product pipeline that we believe has the potential to yield five additional product approvals in the next five years.

ISTA successfully weathered the start-up phase of a company, and in 2010, we achieved our first year of profitability (excluding non-cash warrant adjustments). Due to a GAAP requirement to mark-to-market our outstanding stock warrants, we recorded a net loss of $5.3 million on a reported accounting basis. Excluding the non-cash warrant valuation adjustment of $7.5 million, net income was $2.2 million on revenues of $156.5 million.* We ended the year with $78.8 million of cash.**

Our four prescription eye care product franchises (BROMDAY™ and XIBROM™ for the treatment of postoperative inflammation and reduction of ocular pain in patients who have undergone cataract extractions; ISTALOL® for the treatment of glaucoma; and VITRASE®, which is a spreading agent used to enhance the absorption and dispersion of other injected drugs), along with our new allergy product (BEPREVE® for ocular itching associated with allergic conjunctivitis) allowed us to increase net revenue by 42% in 2010 as compared to 2009.

In 2010, twice-daily XIBROM continued to be ISTA’s flagship product, with BROMDAY/XIBROM representing 68% of net revenues. By November 2010, XIBROM had gained an additional 14 percentage points of market share to attain 47% share of the total prescription dollars in the ophthalmic non-steroidal anti-inflammatory drug (NSAID) market as measured by the National Prescription Audit (NPA). On October 16, 2010, we received FDA approval for BROMDAY™, a once-daily version of our highly successful twice-daily XIBROM eye drop. We believe the convenience of a once-daily eye drop helps with patient treatment compliance and benefits those recovering from cataract surgery.

Because the BROMDAY approval process required additional clinical investigations beyond those conducted for the original XIBROM approval, we were granted a three-year marketing exclusivity period under the Hatch-Waxman Act. In mid-November, we began promoting once-daily BROMDAY to ophthalmologists, and we stopped shipping twice-daily XIBROM on February 28, 2011. Because of the therapeutic profile of our product and because our nearest branded competitor has a three-times-daily eye drop, we believe we have the ability to continue gaining share with BROMDAY in 2011 and beyond.

After FDA approval in September 2009, we launched our first allergy drug, BEPREVE. BEPREVE is a fast-acting, comfortable eye drop for ocular itching associated with allergic conjunctivitis. The addition of BEPREVE to our product portfolio took us beyond the ophthalmologists’ office and into the optometrists’ and allergists’ space. To accommodate the increased number of physicians to approach, we strengthened our sales force in early 2010 by hiring additional sales representatives; we now have a sales force of 167 people. As a result, we were successful in introducing ISTA to this new prescriber base and establishing BEPREVE in the marketplace just as the spring allergy season got into full swing. By year end, BEPREVE was number two behind the market-leading prescription allergic conjunctivitis product franchise, with nearly $16 million in revenues.

*	See Non-GAAP Financial Measures disclosure on the following page.
**	Includes reserves for BROMDAY/XIBROM royalties of about $23 million and $13 million bank line.

letter to shareholders

Beyond our accomplishments with ISTA’s marketed products, we are successfully moving tomorrow’s drug candidates through the new product pipeline (see ISTA’s Product and Pipeline graphic). With BROMDAY and BEPREVE, we have proven our ability to extract significant value from our core therapeutic compounds: bromfenac (the active ingredient in XIBROM and BROMDAY) and bepotastine (the active ingredient in BEPREVE). We have two additional programs utilizing bromfenac (REMURA™ for dry eye and low-concentration BROMDAY) and two active allergic rhinitis nasal spray programs incorporating bepotastine.

Both the REMURA dry eye drug candidate and the two allergic rhinitis nasal spray candidates, although a few years from potential commercial launch, would move ISTA into significantly larger markets than those for our current product offerings. These products also may lead us into the Primary Care Physician markets. We are assessing potential partnerships to help fund their development and expand both our commercial efforts and consumer reach.

The last several years have required us to manage through the FDA approval processes, negotiate financings, build an outstanding commercial organization and put in plain hard work. Our efforts now are being rewarded, and we expect to see the results with each passing quarter. Looking ahead, we believe our current products can deliver $300 million in annual revenues within the next few years. With the new product candidates in our pipeline, we are targeting $500 million in revenues by 2015. To complement our eye care and allergy franchises, we continue to evaluate acquiring an over-the-counter business in our field and additional prescription products to add to our sales portfolio, assets that should deliver significant value to ISTA and our stakeholders for years to come.

I thank you for your continued support of the company and thank the ISTA team for getting us to the great position we are in today. I encourage you to keep your eye on ISTA.

/s/ Vicente Anido, Jr.
Vicente Anido, Jr., Ph.D.
President and Chief Executive Officer
March 31, 2011

FORWARD-LOOKING STATEMENTS

Any statements contained in this letter that refer to future events or other non-historical matters are forward-looking statements. Such statements are based on ISTA’s expectations as of the date of this letter and are subject to risks and uncertainties that could cause actual results to differ materially. Except as required by law, ISTA disclaims any intent or obligation to update any forward-looking statements. Important factors that could cause actual results to differ from current expectations include, among others, such as risks and uncertainties as detailed from time to time in ISTA’s public filings with the U.S. Securities and Exchange Commission, including but not limited to ISTA’s Annual Report on Form 10-K for the year ended December 31, 2010.

NON-GAAP FINANCIAL MEASURES

ISTA believes the metric net income excluding non-cash warrant valuation adjustments is a useful financial measure for investors in evaluating the Company’s performance for the periods presented. This metric, however, is not a measure of financial performance under accounting principles generally accepted in the United States (GAAP) and should not be considered a substitute for net income (loss) in accordance with GAAP and may not be comparable to similarly titled measures reported by other companies. For a reconciliation of net income (loss) to net income excluding non-cash warrant valuation adjustments, see the table below.

ISTA Pharmaceuticals, Inc.

Reconciliation of GAAP Net Loss to Adjusted Net Income (Loss) (In thousands) (unaudited)

Year Ended December 31, 2010

Net loss	$(5,300)
Loss on warrant valuation	7,522

Adjusted net income (loss)	$2,222

© 2011 ISTA Pharmaceuticals, Inc.